Exhibit 10.1

MATERION and SUBSIDIARIES
ANNUAL INCENTIVE PLAN
Summary Plan Document

I. Introduction
The Materion and Subsidiaries Annual Incentive Plan (the “Plan”) has been established by the Compensation and Human Capital Committee (the “Committee”), of the Company’s Board of Directors to provide incentive compensation to certain eligible employees based principally on annual financial performance.

II. Participation
At the beginning of the Plan Year, the executive staff will, based on delegated authority from the Committee, identify salaried employees whose responsibilities have impact on the Company’s performance.

Participants who are newly employed on or before September 30th of the Plan Year will be eligible for a prorated award based on the number of days of participation in the Plan for such Plan Year. Employees who participate in any other annual incentive, commission, or performance compensation plan of the Company or as a subsidiary are not eligible. Participants who transfer from another incentive plan will be eligible for a prorated award based on the number of days of participation in the Plan Year. The transferred employee’s eligibility under the previous incentive plan will cease for the Plan Year. Changes in a Target Annual Award opportunity during a Plan Year will result in prorated participation for Plan awards.

III. Plan Design

Plan Component	Plan Design
Targets	Single Target
Plan Funding	Single Funding 100% Corp or 75% BU/ 25% Corp
Payout Curve	Single Pay Curve 25% Min & 200% Max
Discretion	50% of Award is Discretionary
Metrics	3 Financial Metrics EBIT (70%), VAS (15%), SFCF (15%)

-Earnings Before Interest and Taxes (“EBIT”) is defined as earnings before interest and taxes, and for domestic and international operations. EBIT will include accrued performance or incentive compensation. Any adjustment to exclude the effect of any extraordinary, unusual, or non-reoccurring items will be subject to review and approval by the Committee.

-Growth in Value-added Sales (“VAS”) is defined as the percent increase in VAS for the Plan Year over the prior year. VAS is the amount equal to (1) the Company’s sales for the Plan Year minus - (2) the aggregate cost to the Company for the Plan Year of precious metals such as gold, silver, platinum, palladium, copper, and other precious metals.

-Simplified Free Cash Flow (“SFCF”) is defined as the amount equal to (1) operating profit plus depreciation and amortization minus (2) the change in working capital (accounts receivable, accounts payable, and inventory) and capital investments.

IV. Target Award Opportunity
The Target Award Opportunity is expressed as a percentage of the Participant’s base salary. Any earned award will be calculated using the Participant’s base salary as of December 31st of the Plan Year. The Committee (or executive staff where appropriate) will determine the Individualized Annual Target Award Opportunity for Materion’s Executive Committee (MEC). The Annual Target Award Opportunity for all other participants will be determined by their role, salary grade level, and executive staff.

V. Plan Funding and Payout Curve
The Committee (or executive staff) will establish minimum, target, and maximum goals for each Financial Metric. Performance is based on the fiscal year-end results compared the goals set. The executive staff will assign Participants to a specific business unit. Participants aligned to a specific business unit will be measured against specific BU performance (weighted at 75%) and Corporate performance (weighted at 25%). Participants aligned to Corporate will be measure against Corporate performance (weighted at 100%).

Performance that reaches the minimum level of the financial goal will result in an award of 25 percent of the target opportunity for that metric. Performance that reaches the target level of the financial goal will result in an award of 100 percent of the target opportunity for that metric. Performance that reaches or exceeds the maximum level of the financial goal will result in an award of 200 percent of the target opportunity for that measure. Award amounts for levels of achievement between minimum and target goals, and between target and maximum levels of the financial goals will be interpolated according to the level of achievement.

Employees who transfer between business units will receive a prorated award according to the length of service by each business unit during the Plan Year.

VI. Payout Details
Distribution of any payouts for Plan awards earned under the Plan to participants will be made in March of the year following the Plan Year.

Participants must be on active status on the day award payments are issued to be eligible for any plan award; however, there are three exceptions:

1.Chronic Beryllium Disease Policy Severance - participant who becomes eligible for and who elects a severance option under the policy as amended, any award under the Plan will be prorated based on the number of days of participation in the Plan Year
2.Death/Disability of the Participant - any Plan award will be prorated based on the number of days of participation in the Plan Year
3.Retirement (at age 65 with at least 5 years of service, or at age 55 or older with 10 years of service) of the Participant - any Plan award will be prorated based on the number of days of participation in the Plan Year. Participant must be actively employed through May 1st of the Plan Year to be eligible.

Participants who have been on a leave of absence during the Plan Year will have their Plan award prorated based on the leave that exceeds 13 weeks. Employees on a leave of absence (excluding those unable to return to work due to long-term disability) on the payment date will receive their award when they return to active status or if you are unable to return to work due to disability status.

VII. General Provisions
The executive staff has authority to make administrative decisions regarding the Plan.

The Company’s Board of Directors, through the Committee, shall have final and conclusive authority for interpretation, application, and possible modification of this Plan or established targets. The Board of Directors, through the Committee, reserves the right to amend or terminate the Plan at any time. Subject to the preceding sentences, any determination by the Company's independent accountants shall be final and conclusive as it relates to the calculation of financial results.

This Plan is not a contract of employment.